Exhibit 99.1

EXECUTION VERSION

Platinum Partners Value Arbitrage Fund L.P.
c/o Platinum Partners
250 West 55th Street, 14th Floor
New York, NY 10019

December 18, 2014

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Boulevard
Suite 300
Philadelphia, PA 19103

Re:           Investment in Echo Therapeutics, Inc.

Gentlemen:

This Letter of Agreement, including the Exhibits attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the investment by Platinum Partners Value Arbitrage Fund L.P. and its affiliates (“Platinum”) and certain other investors (collectively with Platinum, the “Investors”) in Echo Therapeutics, Inc. (the “Company”). In consideration of the good and valuable consideration, including the mutual covenants, agreements and promises set forth in this Agreement and elsewhere, the receipt and sufficiency of which are hereby acknowledged, each of the Investors and the Company hereto agree as follows.

Term and Commencement. The term of this Agreement shall commence on the date hereof.

Investment.

(a) The Investors agree to purchase together or with other entities identified by the investors, and the Company agrees to sell, shares of Series F Convertible Preferred Stock of the Company (the “Preferred Stock”) for an aggregate purchase price of $4,000,000.00 (the “Investment”).   The closing with respect to One Million Dollars ($1,000,000.00) of the Investment (the “Upfront Investment”) shall occur upon the execution of the Agreement (“Closing”), and the remaining portion of the Investment shall be made, at the Company’s election, in three (3) consecutive monthly installments of $1,000,000.00 per month (the “Installments”) commencing on the date the Company obtains the D&O Policy (as defined below).  In connection with the Investment, the Investors and the Company shall execute a Securities Purchase Agreement substantially in the form set forth in Exhibit A hereto (the “SPA”).  The purchase price of the Preferred Stock shall be equal to the dollar amount of each investment divided by the lesser of (i) the closing bid price of the Company’s Common Stock immediately preceding the execution of the respective SPA or (ii) $1.50, provided that the Preferred Stock will not be convertible if the conversion would result in the holder beneficially owning more than 19.9% of the then outstanding shares of the Company, unless stockholder approval has been obtained for the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with Nasdaq rules.  The Preferred Stock shall also contain customary provisions as well as an additional restriction on conversion such that the Preferred Stock will not be convertible if the conversion would result in the holder beneficially owning more than 9.9% of the then outstanding shares of the Company.  The form of certificate of designation for the Preferred Stock is attached as Exhibit B hereto.

(b) Affiliates of Platinum agree to exchange the number of shares of Common Stock owned by them for shares of Preferred Stock, such that the number of shares of Common Stock owned by each Investor following the exchange shall be less than 9.9% of the then outstanding shares of Common Stock.

(c) In connection with the Upfront Investment and each Installment, the Company shall issue to Investors one warrant for every share of Preferred Stock (the “Warrants”) acquired in the Upfront Investment or Installment, respectively.  The Warrants, the form of which is attached as Exhibit C hereto, shall expire in five years from the date of issuance and with a $3.00 per share exercise price.  The Warrants will not be exercisable if the exercise would result in the holder beneficially owning more than 19.9% of the then outstanding shares of the Company, unless stockholder approval has been obtained for the issuance of the shares of Common Stock issuable upon exercise of the Warrants.  The Warrants shall also contain customary provisions as well an additional restriction on their exercise such that Investors shall be able to exercise the Warrants only to the extent such exercise would not result in each Investor owning more than 9.9% of the then outstanding shares of Common Stock of the Company.

Resignations of Vincent D. Enright, William F. Grieco and James F. Smith.  Concurrently with the execution of this Agreement, the Company and each of Vincent D. Enright, William F. Grieco and James F. Smith (collectively, the “Resigning Directors”) agree that each of the Resigning Directors shall execute and deliver to the Board an irrevocable resignation letter in the form attached as Exhibit D hereto pursuant to which each of the Resigning Directors shall resign from the Board of Directors by the earlier of (i) the Company obtaining an extended reporting (i.e., tail) directors and officers insurance policy (the “D&O Policy”) covering all actions taken by the Company’s past and present officers and directors while they served in such capacities on behalf  of the Company, which policy will be similar in all material respects to the Company’s current D&O Policy and (ii) January 15, 2015.  The cost of the D&O Policy will not exceed the amount approved by the Board of Directors.  This tail policy is separate and distinct from the new directors and officers insurance policy covering the period from January 1, 2015 and beyond.

Cost of the D&O Policy.  The Company and each of the Company’s directors agree that any accrued and unpaid directors fees earned by the Company’s directors prior to their resignations, but not paid to the Company’s directors, shall not be paid to the Company's directors but shall be applied toward the cost of the D&O Policy.

Section 203 of the Delaware General Corporation Law.  Effective as of the date of this Agreement, the Company and each of the Resigning Directors agree that the Board of Directors of the Company (the “Board”), has taken all actions necessary to ensure the Investment will be approved for purposes of Section 203 of the Delaware General Corporation Law.

Committees of the Board.  Effective as of the date of this Agreement, the Company and each of the Resigning Directors agree that (i) each of the Resigning Directors has resigned from each of the Executive Committee and the Legal Compliance Committee of the Board of Directors and (ii) no additional committees of the Board shall be formed without the approval of at least four of the five members of the Board of Directors.

Withdrawal of Litigation.  Upon execution of this Agreement, the parties hereto will immediately withdraw any and all pending litigation against any other party hereto, including the matter pending in the Court of Chancery of the State of Delaware captioned Platinum Partners Value Arbitrage Fund L.P. v. Echo Therapeutics, Inc.

Mutual Non-Disparagement.  Each of the parties hereto, severally and not jointly, agree that, for a period lasting three (3) years from the date of this Agreement, he or it will not, and he or it will cause each of his or its respective affiliates, directors, officers, managers, members and employees not to, directly or indirectly, cause, express or cause to be expressed, orally or in writing, any publicly disparaging statement with regard to any other party hereto, any affiliate thereof, its business, or any of its current, future or former directors, officers, executives, management and employees.

Mutual Releases.

(a) Releases by Platinum.  Platinum, on behalf of itself and its respective affiliates, officers, directors, members, managers, partners, trustees, beneficiaries, successors, predecessors, subsidiaries, principals, agents, representatives, attorneys and any other advisors or consultants (the “Platinum Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company, its subsidiaries and all of their past and present affiliates, officers, directors,  members, partners, managers, employees, and their heirs, successors, predecessors, and assigns (the “Company Releasees”), provided, with respect to such officers and directors, such individuals shall become Company Releasees effective only upon the delivery of an executed release to Platinum in the form attached hereto as Exhibit E hereto, and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (defined herein), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any stockholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Platinum Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Platinum Releasors may have for the breach of any provisions of this Agreement.

(b) Releases by the Company.  The Company, on behalf of itself and its affiliates, officers, directors, members, managers, partners, trustees, beneficiaries, predecessors, subsidiaries and principals (the “Company Releasors”), hereby do fully, unconditionally and irrevocably release and forever discharge, and covenants not to assert, sue or take any steps to further any claim, action or proceeding against, Platinum and its affiliates, officers, directors, members, managers, partners, trustees, beneficiaries, predecessors, subsidiaries and principals (the “Platinum Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (defined herein), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, and whether direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Platinum Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Company Releasors may have for the breach of any provisions of this Agreement.

(c) Releases by Directors.  Each of the Company’s directors (the “Director Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company Releasees, and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (defined herein), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any stockholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Director Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement.

(d) Transfer and Assignment.  Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released.  Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(e) No Limitations on Releases.  The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true.  In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known.  Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true.  The parties acknowledge that, in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.  Accordingly, the releases contemplated by this Agreement shall be deemed to extend to claims that any of the releasing persons do not know or suspect exist in his, her, or its favor at the time of the release of the released claims, which if known might have affected the decision to enter into this Agreement (the “Unknown Claims”).  In granting the releases herein, the parties acknowledge that they have read and understand California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties stipulate and agree that they are expressly waiving, relinquishing and releasing all provisions, rights and benefits conferred by or under California Civil Code Section 1542 and any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(f) Releases Binding, Unconditional and Final.  The parties hereby acknowledge and agree that the releases and covenants provided for in this Agreement are binding, unconditional and final as of the date hereof.

Governing Law.  This Agreement shall be governed by, construed and enforced in all respects, including validity, interpretation and effect, in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without regard to applicable principles of conflicts of law or choice of law thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

Jurisdiction.  Each of the parties hereto irrevocably agrees that any action, suit or other proceeding with respect to this Agreement or any dispute between the parties shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, any state or federal court located in the State of Delaware), and each of the parties hereto irrevocably submits with regard to any such action, suit or other proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Amendment.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

Counterparts.  This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.

Sincerely,

PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P.

By:	Platinum Management (NY) LLC, as Investment Manager

By:   /s/ Mark Nordlicht
Name:   Mark Nordlicht
Title:

PLATINUM LONG TERM GROWTH VII, LLC

By:	Platinum Management (NY) LLC, as Investment Management

By: /s/ Mark Nordlicht
Name: Mark Nordlicht
Title:

PLATINUM PARTNERS LIQUID OPPORTUNITY MASTER FUND L.P.

By:	Platinum Liquid Opportunity Management (NY) LLC, as Investment Manager

By: /s/ Mark Nordlicht
Name: Mark Nordlicht
Title:

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	Platinum Management (NY) LLC, as Investment Manager

By: /s/ Mark Nordlicht
Name: Mark Nordlicht
Title:

PLATINUM MANAGEMENT (NY) LLC

By:     /s/ Mark Nordlicht
Name:     Mark Nordlicht
Title:

PLATINUM LIQUID OPPORTUNITY MANAGEMENT (NY) LLC

By:      /s/ Mark Nordlicht
Name:      Mark Nordlicht
Title:

/s/ Mark Nordlicht
                                                                                     MARK NORDLICHT

/s/ Uri Landesman
     URI LANDESMAN

ACKNOWLEDGED AND AGREED:

ECHO THERAPEUTICS, INC.

By:           /s/ Shepard M. Goldberg
Name:          Shepard M. Goldberg
Title:            Authorized Signatory

/s/ Vincent D. Enright
     VINCENT D. ENRIGHT

/s/ William F. Grieco
     WILLIAM F. GRIECO

/s/ James F. Smith
     JAMES F. SMITH

/s/ Michael M. Goldberg, M.D.
     MICHAEL M. GOLDBERG, M.D.

/s/ Shepard M. Goldberg
     SHEPARD M. GOLDBERG

EXHIBIT A

FORM OF SECURITIES PURCHASE AGREEMENT

EXHIBIT B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

SERIES F CONVERTIBLE PREFERRED STOCK

EXHIBIT C

FORM OF WARRANT

EXHIBIT D

FORM OF RESIGNATION LETTER

EXHIBIT E

FORM OF ECHO RELEASE